Exhibit 99.1

For Immediate Release on Tuesday, November 1, 2011

GASCO ENERGY ANNOUNCES THIRD QUARTER 2011 RESULTS

DENVER — November 1, 2011 /PRNewswire-FirstCall/ — Gasco Energy (NYSE Amex: GSX) today announced financial and operating results for the third quarter ended September 30, 2011.

Third Quarter 2011 Financial Results

For Q3-11, Gasco reported a net loss of $1.3 million, or $0.01 per share, as compared to a net loss of $5.3 million, or $0.05 per share, for the same period in 2010.

Included in the Q3-11 results are derivative gains of $0.3 million attributed to hedge effect.  Excluding the effect of the derivative gains in Q3-11, Gasco would have posted a net loss of $1.6 million, or $0.01 per share.  Net loss excluding the effect of derivative gains is a non-GAAP financial measure.

Included in the Q3-10 results are certain non-cash gains and expense items related to the exchange transaction which closed during Q2-10.  In this transaction, Gasco exchanged approximately $64.5 million aggregate principal amount of its 5.50% Convertible Senior Notes due 2011 for a like amount of new 5.50% Convertible Senior Notes due 2015 (2015 Notes).

Oil and gas sales during Q3-11 decreased by 2% to $4.6 million, as compared to sales of $4.7 million for the same period in 2010.  Approximately 14% of oil and gas sales was attributed to crude oil in both Q3-11 and Q3-10.  Crude oil prices received were 23% higher during Q3-11, as compared to Q3-10, while oil production declined by 24%, as compared to the prior period.  Natural gas prices received were 20% higher during Q3-11, as compared to Q3-10, while natural gas production declined by 18%, as compared to the prior period.

Gasco’s average realized gas price including the effect of hedges was $4.49 per thousand cubic feet of natural gas (Mcf) for Q3-11, compared to $3.75 per Mcf for the same period in 2010.  As a result of the Company’s risk management activities, the realized average gas price increased from $4.47 per Mcf to $4.49 per Mcf during Q3-11.

The average realized oil price for Q3-11 was $74.87 per barrel, as compared to $60.96 per barrel for Q3-10.  Gasco does not hedge its crude oil volumes.

Net cash provided by operating activities during Q3-11 was $1.3 million, as compared to $0.7 million in the same period in 2010.  Net cash used in investing activities during Q3-11 was $1.3 million, as compared to net cash provided by investing activities in Q3-10 of $4,000.  Net cash provided by financing activities in Q3-11 was $3.4 million, primarily attributed to the Company’s underwritten offering of common stock and warrants to purchase common stock during Q3-11, which provided net proceeds of approximately $3.6 million.

Cash and cash equivalents were $9.5 million at September 30, 2011.

The lenders under Gasco’s credit facility led by JP Morgan completed their mid-year borrowning base re-determination.   As a result, the Company’s borrowing base was decreased from  $15 million  to $13 million effective November 1, 2011.  As of November 1, 2011, Gasco had $8.6 million in  borrowings and letters of credit drawn on the facility.  Gasco’s total assets were $88.6 million and stockholders’ equity was $44.1 million, as of September 30, 2011.

Unit Cost Comparisons — LOE / DD&A / G&A

Lease operating expense (LOE) for Q3-11 was $2.1 million, as compared to $1.4 million in the same period in 2010.  The 50% increase in total LOE in the Q3-11 period, as compared to Q3-10 is attributed to an increase in operating expenses of $0.99 per thousand cubic feet of natural gas equivalent (Mcfe) and an increase in production taxes of $0.04 per Mcfe primarily due to the expiration of certain tax benefits.  Approximately $0.8 million, ($0.86 per Mcfe) was attributed to workover expense during Q3-11 related to the removal of critical velocity reduction strings, modification of cap strings and scale treatment and removal from existing wells.

Transportation and processing expense was $0.4 million during Q3-11, as compared to $0.8 million in Q3-10.  Gasco attributes the 50% decrease in transportation expense to lower transportation and processing costs related to decreased gas production and to the refund of certain processing costs associated with the Company’s natural gas liquids

Depletion, depreciation and amortization (DD&A) increased by 25% to $1.0 million for Q3-11, as compared to $0.8 million for the same period in 2010.

The Company reported general and administrative expense (G&A) of $1.0 million in Q3-11, versus $1.2 million in the same period in 2010, a 17% decrease.  G&A expense for Q3-11 includes $0.1 million of non-cash, stock-based compensation expense, as compared to the prior-year period total of $0.3 million.

Gasco Energy				% Change
Unit Cost Analysis	Q3-11	Q2-11	Q3-10	Sequential	Q-o-Q
Production in Natural Gas Equivalent (Mcfe)	930,332	1,108,191	1,139,945	-16%	-18%
Average Price Received Gas ($ Mcf)	$4.49	$4.47	$3.75	0%	20%
Average Price Received Oil ($ Bbl)	74.87	88.80	60.96	-16%	23%
Lease Operating Expense ($ Mcfe)	2.24	1.54	1.25	45%	79%
Production Tax ($ Mcfe)	0.23	0.19	0.19	21%	21%
Transportation Expense	0.48	0.81	0.70	-41%	-31%
DD&A Expense ($ Mcfe)	1.02	0.89	0.72	15%	42%
G&A Expense ($ Mcfe)	1.10	0.85	1.07	29%	3%
Non-cash Stock-based Compensation Expense ($ Mcfe)	$0.08	$—	$0.29	NM	-72%

Nine-Month Period

Gasco reported a net loss for the nine months ended September 30, 2011 of $2.8 million, or $0.02 per share, as compared to net income for the first nine months of 2010 of $12.9 million, or $0.12 per share.  Included in the 2011 period’s results are derivative gains of $0.7 million.  Excluding the effect of the derivative gains, Gasco would have posted a net loss of $3.5 million, a non-GAAP measure, or $0.02 per share.

Included in the 2010 period’s results is a one-time non-cash gain on extinguishment of debt of $15.8 million which is associated with the 2015 Notes exchange in the second quarter 2010.  Also included in the 2010 nine-month periods’ results are derivative gains of $11.4 million, $4.6 million of which is attributed to hedge effect and $6.8 million of which is attributed to a change in debt conversion derivatives.

Oil and gas sales for the nine-month 2011 period  were $14.6 million, as compared to $15.4 million for the same period in 2010.  The 8% decrease in oil and gas sales during the nine-month 2011 period, as compared to the prior-year period, is primarily attributed to a 9% decrease in oil and gas production which is offset in part by a 29% increase in prices received for oil volumes.  The average prices received for the first nine months of 2011 were $4.34 per Mcf and $81.06 per barrel of oil, as compared to $4.32 per Mcf and $63.06 per barrel in the 2010 period.

Net cash provided by operating activities during the first nine months of 2011 was $3.2 million, as compared to $3.5 million in the same period in 2010.  Net cash used in investing activities during the 2011 nine-month period was $6.1 million, as compared to net cash provided by investing activities in Q3-10 of $21.2 million.  Net cash provided by financing activities in the first nine months of 2011 was $10.4 million and is primarily attributed to the

Company’s underwritten offering of common stock and warrants to purchase common stock during Q2-11 and Q3-11, the net proceeds of which were approximately $8.7 million.

Production

Cumulative net production for Q3-11 was 930 million cubic feet of natural gas equivalent (MMcfe), as compared to 1,140 MMcfe in the prior-year period, an 18% decrease.  Included in the Q3-11 equivalent calculation is 8,424 barrels of liquid hydrocarbons (BO), as compared liquids volumes of 11,019 BO in the year-ago period.

Cumulative net production for the first nine months of 2011 was 2,997 MMcfe, as compared to 3,292 MMcfe in the year-ago period, a 9% decrease.  Included in the 2011 nine-month period’s equivalent calculation is 28,902 BO, as compared to same-period 2010 volumes of 32,378 BO, an 11% decrease.

Natural gas represented approximately 95% and 94% of the product mix for Q3-11 and first nine months 2011, respectively.

As of September 30, 2011, Gasco operated 133 gross wells and has an inventory of 18 operated wells with up-hole recompletions with one Upper Mancos well awaiting initial completion activities.

Riverbend Project Operations Update

As previously announced, Gasco recently set surface casing on two operated, 100% working interest wells that will test the productive potential of the Green River Formation.  The Company expects to take delivery of the drilling rig in the next 10 days and to have drilling operations on both wells completed within two weeks of taking delivery.  Completions operations are expected to be completed by the end of the Q4-11, subject to pressure pumping crew availability.  The rig, which Gasco contracted for a two-well program, has experienced some delivery delays as it finished its work for another operator in Utah.

Subsequent to the end of  Q3-11, Gasco recompleted uphole natural gas pay zones in two wells, the Lamb Trust #14-14-9-19 (100% WI / 84% NRI) and the Federal #23-30-9-19 (100% WI / 77% NRI).  The wells are currently flowing back to sales while cleaning up frac fluids. The completions are too recent to comment on initial flow rates, however, Gasco believes the frac fluid flow-back rates, pressures and log analysis of the two wells are consistent with its other recent recompletions.  Gasco expects to recomplete one additional well, the Gate Canyon #23-16-11-15 (25% WI / 20% NRI), before year-end 2011.

Risk Management

At recent production levels, approximately 24% of Gasco’s net production volumes were hedged through the following instruments:

Gasco 2011-2012 Swap Agreements

Agreement Type	Remaining Term	Quantity	Fixed Price	Floating Price (a)
Swap	10/11 – 12/11	2,000 MMBtu per day	$4.00 / MMBtu	NW Rockies

			Call/Put Price	Index Price (a)
Costless Collar	1/12 – 12/12	2,000 MMBtu per day	$4.25 / $5.12 MMBtu	NW Rockies

(a)                                                                                                          Northwest Pipeline Rocky Mountains — Inside FERC first of month index price

Teleconference Call

A conference call with investors, analysts and other interested parties is scheduled for 11:00 a.m. EDT on Wednesday, November 2, 2011 to discuss the third quarter 2011 financial and operating results.  You are invited to participate in the call which will be broadcast live over the Internet and via teleconference.

Date:	Wednesday, November 2, 2011

Time:	11:00 a.m. EDT
10:00 a.m. CDT
9:00 a.m. MDT
8:00 a.m. PDT

Call:	(866) 392-4171 (US/Canada) and (706) 634-6345 (International),
Passcode / Conference ID #: 20256121

Internet:     Live and rebroadcast over the Internet:  log on to

http://www.videonewswire.com/event.asp?id=83115

Replay:       Available through Wednesday, November 9, 2011 at (855) 859-2056

(US/Canada) and (404) 537-3406 (International) using passcode #20256121 and for 30 days at http://www.gascoenergy.com

About Gasco Energy

Denver-based Gasco Energy, Inc. (NYSE Amex: GSX) is a natural gas and petroleum exploitation, development and production company engaged in locating and developing hydrocarbon resources, primarily in the Rocky Mountain region.  Gasco’s principal business is the acquisition of leasehold interests in petroleum and natural gas rights, either directly or indirectly, and the exploitation and development of properties subject to these leases. Gasco currently focuses its drilling efforts in the Riverbend Project located in the Uinta Basin of northeastern Utah, targeting the Wasatch, Mesaverde, Blackhawk, Mancos, Dakota and Morrison formations.  To learn more, visit http://www.gascoenergy.com.

Contact for Gasco Energy, Inc.: Investor Relations — 303-483-0044

Forward-looking Statements

Certain statements set forth in this press release relate to management’s future plans, objectives and expectations.  Such statements are forward-looking within the meanings of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding Gasco’s future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. These statements express, or are based on, management’s expectations about future events. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “intend,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “foresee,” or “continue” or the negative thereof or similar terminology.

Although any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of Gasco, believed to be reasonable under the circumstances, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken.  Forward-looking statements involve assumptions which may be inaccurate, and known and unknown risks and uncertainties (some of which are beyond Gasco’s control) that may cause Gasco’s actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result.  Some of the key factors that may cause actual results to vary from those Gasco expects include the consummation of recently announced asset sales or transactions on a timely basis; inherent uncertainties in interpreting engineering and reserve or production data and the timing and amount of future production; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices; competition from other companies with greater resources; environmental and other government regulations, including new or proposed legislation; defects in title to properties; increases in Gasco’s cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; Gasco’s ability to generate sufficient cash flows to operate; pipeline constraints; overall demand for natural gas and oil in the United States; changes in general economic conditions in the United States; Gasco’s ability to manage interest rate and commodity price exposure; changes in Gasco’s borrowing arrangements; the condition of credit and capital markets in the United States; and other risks described in (i) Part I, “Item 1A—Risk Factors,” “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Item 7A—Quantitative and Qualitative Disclosure About Market Risk” and elsewhere in Gasco’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 2, 2011, and (ii) Gasco’s other reports and registration statements filed from time to time with the SEC, including, among others, Gasco’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, filed with the SEC on November 1, 2011.

Any of these factors could cause Gasco’s actual results to differ materially from the results implied by these or any other forward-looking statements made by Gasco or on its behalf.  Gasco cannot assure you that its future results will meet its expectations.  When you consider these forward-looking statements, you should keep in mind these factors.  All subsequent written and oral forward-looking statements attributable to Gasco, or persons acting on its behalf, are expressly qualified in their entirety by these factors.  Gasco’s forward-looking statements speak only as of the date made.  Gasco assumes no duty to update or revise its forward-looking statements based on changes in internal estimates or expectations or otherwise.

[Financial and Operational Tables Accompany this News Release]

The notes accompanying the financial statements are an integral part of the consolidated financial statements and can be found in Gasco’s Form 10-Q for the quarter ended September 30, 2011 filed with the SEC on November 1, 2011.

GASCO ENERGY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30,	December 31,
	2011	2010
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$9,498,846	$1,994,542
Accounts receivable
Joint interest billings	665,509	1,296,719
Revenue	2,123,444	2,423,114
Inventory	1,770,494	1,773,079
Derivative instruments	318,143	193,959
Prepaid expenses	30,863	121,637
Total	14,407,299	7,803,050

PROPERTY, PLANT AND EQUIPMENT, at cost
Oil and gas properties (full cost method)
Proved properties	266,892,392	263,104,555
Unproved properties	36,394,721	35,941,100
Facilities and equipment	1,429,026	1,120,134
Furniture, fixtures and other	173,810	240,659
Total	304,889,949	300,406,448
Less accumulated depletion, depreciation, amortization and impairment	(233,385,892)	(230,701,994)
Total	71,504,057	69,704,454

NONCURRENT ASSETS
Deposit	639,500	639,500
Derivative instruments	53,772	—
Note receivable	500,000	500,000
Deferred financing costs	1,451,001	1,363,425
Total	2,644,273	2,502,925

TOTAL ASSETS	$88,555,629	$80,010,429

GASCO ENERGY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (continued)

(Unaudited)

	September 30,	December 31,
	2011	2010

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$938,392	$2,111,192
Revenue payable	3,275,575	2,598,693
Advances from joint interest owners	101,742	1,164,414
Current portion of long-term debt	8,544,969	—
5.5% Convertible Senior Notes due 2011	400,000	400,000
Accrued interest	1,218,311	591,751
Accrued expenses	398,755	1,191,000
Total	14,877,744	8,057,050

NONCURRENT LIABILITIES
5.5% Convertible Senior Notes due 2015, net of unamortized discount of $23,421,435 as of September 30, 2011 and $25,682,482 as of December 31, 2010	21,746,565	19,485,516
Long-term debt	—	6,544,969
Deferred income from sale of assets	2,716,242	2,868,081
Asset retirement obligation	1,197,924	1,119,561
Derivative instruments	3,932,500	—
Total	29,593,231	30,018,127

STOCKHOLDERS’ EQUITY
Series B Convertible Preferred stock - $0.001 par value; 20,000 shares authorized; zero shares outstanding	—	—
Series C Convertible Preferred stock - $0.001 par value; 2,000,000 shares authorized; 191,000 shares outstanding as of September 30, 2011 and 225,600 shares outstanding as of December 31, 2010	191	226
Common stock - $.0001 par value; 600,000,000 shares authorized; 168,084,515 shares issued and 168,010,815 outstanding as of September 30, 2011 and 121,255,748 shares issued and 121,182,048 outstanding as of December 31, 2010	16,808	12,126
Additional paid-in capital	262,300,911	257,327,315
Accumulated deficit	(218,102,961)	(215,274,120)
Less cost of treasury stock of 73,700 common shares	(130,295)	(130,295)
Total	44,084,654	41,935,252

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$88,555,629	$80,010,429

GASCO ENERGY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,
	2011	2010

REVENUES
Gas	$3,946,424	$4,029,912
Oil	630,703	671,775
Total	4,577,127	4,701,687

OPERATING EXPENSES
Lease operating	2,082,081	1,422,397
Transportation and processing	444,561	801,938
Depletion, depreciation, amortization and accretion	950,396	817,986
Loss on sale of assets, net	92,020	79,837
General and administrative	1,025,694	1,225,048
Total	4,594,752	4,347,206

OPERATING (LOSS) INCOME	(17,625)	354,481

OTHER (EXPENSE) INCOME
Interest expense	(1,641,245)	(13,851,122)
Derivative gains	334,845	8,080,387
Gain on extinguishment of debt	—	14,430
Amortization of deferred income from sale of assets	50,613	50,613
Interest income	6,879	7,113
Total	(1,248,908)	(5,698,579)

NET LOSS	$(1,266,533)	$(5,344,098)

NET LOSS PER COMMON SHARE —
BASIC	$(0.01)	$(0.05)
DILUTED	$(0.01)	$(0.05)

GASCO ENERGY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Nine Months Ended September 30,
	2011	2010

REVENUES
Gas	$12,259,029	$13,390,284
Oil	2,342,674	2,041,887
Gathering	—	595,942
Total	14,601,703	16,028,113

OPERATING EXPENSES
Lease operating	5,131,247	3,893,737
Gathering operations	—	375,848
Transportation and processing	2,147,660	1,926,146
Depletion, depreciation, amortization and accretion	2,785,964	2,764,814
Loss on sale of assets, net	92,020	34,726
General and administrative	3,097,199	5,142,871
Total	13,254,090	14,138,142

OPERATING INCOME	1,347,613	1,889,971

OTHER INCOME (EXPENSE)
Interest expense	(5,057,015)	(16,260,691)
Derivative gains	708,081	11,368,447
Gain on extinguishment of debt	—	15,772,441
Amortization of deferred income from sale of assets	151,839	118,097
Interest income	20,641	29,691
Total	(4,176,454)	11,027,985

NET (LOSS) INCOME	$(2,828,841)	$12,917,956

NET (LOSS) INCOME PER COMMON SHARE —
BASIC	$(0.02)	$0.12
DILUTED	$(0.02)	$0.12

GASCO ENERGY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended
	September 30,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(2,828,841)	$12,917,956
Adjustment to reconcile net (loss) income to net cash provided by operating activities:
Depletion, depreciation, amortization, accretion and impairment expense	2,785,964	2,764,814
Stock-based compensation	251,391	1,207,553
Gain on extinguishment of debt	—	(15,772,441)
Change in fair value of derivative instruments	(281,081)	(10,474,008)
Amortization of debt discount, deferred expenses and other	2,428,654	13,067,159
Changes in operating assets and liabilities:
Accounts receivable	930,880	94,813
Inventory	(89,435)	(805,493)
Prepaid expenses	90,774	285,299
Accounts payable	(624,478)	(189,588)
Revenue payable	676,882	680,098
Accrued interest	626,560	(141,650)
Accrued expenses	(760,190)	(170,106)
Net cash provided by operating activities	3,207,080	3,464,406

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for furniture, fixtures and other	(887)	(16,683)
Cash paid for acquisitions, development and exploration	(5,055,490)	(5,135,129)
Proceeds from sale of assets	—	24,309,000
Increase (decrease) in advances from joint interest owners	(1,062,672)	2,064,152
Net cash (used in) provided by investing activities	(6,119,049)	21,221,340

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock and warrants	10,000,000	—
Borrowings under line of credit	2,000,000	—
Repayment of borrowings	—	(29,000,000)
Cash paid for stock offerings and debt issuance costs	(1,583,727)	(2,096,894)
Cash paid for repurchase of convertible notes	—	(54,400)
Payment of deposit	—	(500,000)
Net cash provided by (used in) financing activities	10,416,273	(31,651,294)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	7,504,304	(6,965,548)

CASH AND CASH EQUIVALENTS:
BEGINNING OF PERIOD	1,994,542	10,577,340
END OF PERIOD	$9,498,846	$3,611,792